Exhibit 3.1

SECOND AMENDMENT TO

MTBC, INC.

AMENDED AND RESTATED EQUITY INCENTIVE PLAN

WHEREAS, the Board of Directors and stockholders of MTBC, Inc. (the “Company”) have adopted the Amended and Restated Equity Incentive Plan dated April 14, 2017 (the “Plan”);

WHEREAS, pursuant to Section 3(a) of the Plan, a total of 2,851,000 shares of the Company’s Common Stock and 300,000 shares of the Company’s 11% Series A Cumulative Redeemable Perpetual Preferred Stock (“Series A Preferred Stock”) have been reserved for issuance under the Plan;

WHEREAS, the Company desires to increase the number of shares of Common Stock issuable under the Plan to 4,851,000 and increase the number of shares of Series A Preferred Stock issuable under the Plan to 600,000 shares, including shares previously issued thereunder; and

WHEREAS, pursuant to Section 2(b)(vi) of the Plan, the Board of Directors and stockholders of the Company have approved such increase of the number of shares of Common Stock and Series A Preferred Stock issuable under the Plan.

NOW, THEREFORE, the following amendment and modification are hereby made a part of the Plan.

1. Section 3(a) of the Plan shall be, and hereby is, amended to increase the aggregate number of shares of Common Stock issuable thereunder to 4,851,000 shares and increase the aggregate number of shares of Series A Preferred Stock issuable thereunder to 600,000 shares, and the first sentence of such section is thereby to read as follows:

“The aggregate number of shares of Common Stock that may be issued pursuant to Stock Awards shall not exceed 4,851,000 shares, and the aggregate number of shares of Series A Preferred Stock that may be issued pursuant to Stock Awards shall not exceed 600,000.”

2. In all other respects, the Plan, as amended, is hereby ratified and confirmed and shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has executed this Second Amendment to Amended and Restated Equity Incentive Plan as of May 20, 2020.

By:	/s/ Stephen Snyder
Stephen Snyder
Chief Executive Officer